Go-Page Corporation formerly known as Empirical Ventures, Inc.

Pro forma financial information

As at March 31, 2014

Go-Page Corporation formerly known as Empirical Ventures, Inc.
Unaudited Pro Forma Balance Sheet
As at March 31, 2014

			Reverse Split	Acquisition Adjustments			Pro-Forma
ASSETS
Current assets
Cash	$102,957	$		$				$-

Total Current Assets	102,957							-

License Agreements	100,000				20,000	(a)		20,000
TOTAL ASSETS	$202,957	$			$20,000			$20,000

LIABILITIES AND STOCKHOLDERS' EQUITY DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$558,866			$			$

Total current liabilities	558,866

Stockholders' Equity (Deficit)
Common stock, $0.001 par value, authorized 100,000,000 shares, 273,924 shares issued and outstanding pre-acquisition, authorized, 200,000,000 shares, 20,273,924 shares issued And outstanding post-acquisition	9,587
Additional paid-in capital	63,713
Deficit accumulated during the Development Stage	(429,209)

Total stockholders' equity (deficit)	(355,909)							20,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-			$				$20,000

PRO FORMA ADJUSTMENT
(a)           Adjustment to License Agreements 20,000,000 Go-Page Corporation formerly known as Empirical Ventures, Inc. Inc. common shares, at a consideration price of $20,000 .

Go-Page Corporation formerly known as Empirical Ventures, Inc.
Unaudited Pro Forma Statement of Operations
For the Nine Month Period ended March 31, 2014
	Go-Page	Adjustments	Pro Forma
Revenue	$0	$0	$0

Expenses
General and administrative	256,293	-	256,293

Total expenses	256,293	-	256,293

Net loss for period	$(256,293)	$-	$(256,293)

Go-Page Corporation formerly known as Empirical Ventures, Inc.
Adjustments Pro Forma
Notes to Unaudited Pro Forma Balance Sheet

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet as of March 31, 2014 (Go-Page Corporation formerly known as Empirical Ventures, Inc.) was based on the unaudited balance sheet of Go-Page Corporation formerly known as Empirical Ventures, Inc., as of March 31, 2014 combined with pro forma adjustments to give effect to the License Agreement as if it occurred on the respective dates. These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transaction had occurred on the above mentioned date. These statements were prepared based onaccounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimatesused. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to theacquisition.

NOTE 2 – ACQUISITION OF LICENSE

On February 11, 2014, the Company entered into an exclusive license agreement with PsiTech Corporation and on March 6, 2014 and March 27, 2014 the License Agreement was subsequently amended for the use of Psitech's proprietary Mobile Marketing Platform called Go-Page, in North America.  In consideration of the licenses granted and other undertakings by Licensor hereunder, Licensee shall pay Licensor a License Fee in the amount of two hundred thousand dollars ($200,000) and 20,000,000 post reverse split restricted common shares  (“License Fee”).  The License Fee shall be due and payable as follows: $50,000 upon signing the Memorandum of Understanding (“MOU”) between the Parties (provided, however, that Licensor hereby acknowledges receipt of this portion of the License Fee);$50,000 upon signing of this Agreement; and $100,000 on or before September 30, 2014,. To date, we have paid $100,000 of these obligations.